***FOR RELEASE AT 5:30 PM EASTERN ON JUNE 21, 2018***

ZIONS BANCORPORATION                    Contact: James Abbott
One South Main Street                        Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES 2018 STRESS TEST RESULTS

SALT LAKE CITY, June 21, 2018 – Zions Bancorporation (Nasdaq: ZION) announced today the results of its internal stress test exercise as well as results communicated to the Company by the Federal Reserve Board with respect to the Federal Reserve’s stress test of Zions’ financial and capital strength. In prior years, the Federal Reserve Board of Governors has released the results of its own Dodd-Frank Act stress tests (“DFAST”) for Zions Bancorporation and other regional and larger banks. However, in accordance with the Economic Growth, Regulatory Relief and Consumer Protection Act of 2018 which was recently signed into law, Zions Bancorporation and other bank holding companies with assets of less than $100 billion are at this point in time no longer subject to the Federal Reserve’s DFAST protocols. The Federal Reserve has determined, accordingly, that it will not publicly release the results of its stress test for Zions Bancorporation, but has authorized Zions to publish the Federal Reserve’s results as communicated to the Company earlier today. The results of both stress tests reflect DFAST capital actions as defined in relevant regulations.

In April, Zions Bancorporation submitted the results of its own internal stress tests to regulators in accordance with then-current regulations. Those results have been posted to the Company’s website, and can be found at zionsbancorporation.com under “News and Events – Stress Test Results.”

In summary, the resulting stress test capital ratios under the Supervisory Severely Adverse scenario for the nine-quarter period ending March 31, 2020 are as follows:

Nine-Quarter Minimum Ratios	Federal Reserve Stress Test Results	Zions Bancorporation Stress Test Results	Regulatory Minimum Capital Ratios
Common Equity Tier 1	8.2%	8.3%	4.5%
Tier 1 Risk-based Capital	9.2%	9.4%	6.0%
Total Risk-based Capital	10.8%	11.1%	8.0%
Tier 1 Leverage Ratio	7.1%	7.2%	4.0%

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, said, “The results of both the Federal Reserve’s and our own internal stress tests under the 2018 Supervisory Severely Adverse scenario demonstrate Zions’ ample capital position, and are supportive of the Company’s ability to increase its total capital payout ratio relative to payout levels actually achieved over the course of the twelve-month period ending June 30, 2018.” Mr. Simmons noted that the timing, composition and amount of all capital distributions are subject to the approval of the Company’s board of directors after evaluating market and economic conditions and Company-specific factors, including but not limited to earnings and credit trends and investment needs and opportunities, including capital required to support expected growth.
Forward-Looking Information

This disclosure contains statements relating to a stress test and analysis undertaken by Zions
Bancorporation. The stress test results are based upon the hypothetical impact of assumed future economic conditions on our capital, financial condition, and earnings under certain financial models. The stress test results are not intended to reflect our expectations about actual future conditions. Factors that might cause our understanding of the stress test results to change include detailed analyses of the multiple factors involved in the stress test and changes to the underlying economic assumptions that drive the stress test results. Accordingly, the statements contained in this disclosure are based on facts and circumstances as understood by management of the Company on the date of this disclosure, which may change in the future.

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual events to differ materially from those expressed in or implied by the forward-looking statements include the Company’s actual future financial condition and performance, future general economic conditions, as well as other factors that are discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce future internal stress test results or the results of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations, or understandings.
About Zions Bancorporation

Zions Bancorporation is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.

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